UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ATOSSA GENETICS INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note. Atossa Genetics Inc. is supplementing certain tax disclosures contained in Proposal No. 3 in its proxy statement related to its April 12, 2018 annual stockholder meeting. The following replaces and supersedes the disclosure under the heading “Limitation on Deduction of Certain Compensation” contained in Proposal No. 3.

Limitation on Deduction of Certain Compensation. Historically, Section 162(m) of the Internal Revenue Code, as amended, has generally disallowed a tax deduction for annual compensation in excess of $1 million paid to named executive officers. Certain compensation that qualifies under applicable tax regulations as "performance-based" compensation has been exempted from this deduction rule. However, the December 2017 federal tax reform legislation removed the "performance-based compensation" exception from Section 162(m). Accordingly, compensation awards made after November 2, 2017, generally are not eligible for the "performance-based compensation" exception and will not be deductible to the extent that they cause the compensation of the affected executive officer to exceed $1 million in any year. Awards that were made and subject to binding written contracts in effect on November 2, 2017, are "grandfathered" under prior law and can still qualify as deductible "performance-based compensation," even if paid in future years.